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                                                                   EXHIBIT 10.15


                            RESTRUCTURING AGREEMENT,

                          Dated as of December 3, 1999


                                      among



                       STOCKPOINT, INC., formerly known as
                        NEURAL APPLICATIONS CORPORATION,

                                as the Borrower,



                                       and



                           THE NORTHERN TRUST COMPANY,



                                       and



                             IOWA STATE BANK & TRUST





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                             RESTRUCTURING AGREEMENT


                          Dated as of December 3, 1999


          THIS RESTRUCTURING AGREEMENT, dated as of December 3, 1999 (as it may be amended or modified from time to time, this "Agreement"), is entered into by and among STOCKPOINT, INC., formerly known as NEURAL APPLICATIONS CORPORATION, a corporation organized under the laws of the State of Delaware (the "Borrower"), THE NORTHERN TRUST COMPANY, an Illinois banking corporation ("Northern"), as lead bank (the "Lead Bank") and as a lender to the Borrower, and IOWA STATE BANK & TRUST, as Northern's participant (together with Northern, the "Lenders").

                                R E C I T A L S :

          A Northern extended a line of credit (the "November 28, 1997 Line of Credit") to the Borrower in the maximum principal amount of THREE MILLION DOLLARS ($3,000,000), the Borrower's obligations relating to which being evidenced by a promissory note dated as of November 28, 1997 (the "November 28, 1997 Note"), of the Borrower in favor of Northern.

          B. ISB has purchased a $1,000,000.00 participating interest in the November 28, 1997 Line of Credit.

          C. Northern issued letters of credit (collectively, the "Letters of Credit") in the maximum aggregate amount of $6,313,000 for the account of the Borrower to support the repayment of certain debentures issued by the Borrower (the "Debentures"), the Borrower's reimbursement obligations relating to which being set forth in accompanying reimbursement agreements (collectively the "L/C Reimbursement Agreements").

          D. Iowa State Bank & Trust ("ISB"), an Iowa banking corporation, has purchased a $2,000,000.00 participating interest in Northern's obligations relating to the Letters of Credit.

          E. Northern extended another line of credit (the "September 14, 1998 Line of Credit") to the Borrower in the maximum principal amount of TWO MILLION DOLLARS ($2,000,000), the Borrower's obligations relating to which being evidenced by a promissory note, dated as of September 14, 1998 (the "September 14, 1998 Note"), of the Borrower in favor of Northern.

          F. The Borrower's obligations under and in relation to the November 28, 1997 Line of Credit, the Letters of Credit, and the September 14, 1998 Line of Credit were guaranteed by Robert B. Staib and the sole original collateral for these obligations was to be shares of UAL Corporation stock to be pledged by Mr. Staib to secure his obligations under such guarantees.

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Consistent with the foregoing, Mr. Staib ultimately delivered certificates to
Northern purporting to represent shares of UAL Corporation stock (the "Purported UAL Stock Certificates").

          G. Based on information obtained on December 1, 1998, the Lenders believed and continue to believe that the Purported UAL Stock Certificates are counterfeit. The Borrower states that its senior management (other than Mr. Staib) first learned that the certificates were alleged to be counterfeit on December 3, 1998. Mr. Staib has since become subject to an involuntary bankruptcy petition. These constitute events of default under each promissory note and the L/C Reimbursement Agreements, resulting, inter alia, in the termination of the lines of credit.

          H. The Borrower, Northern, ISB, and the Lead Bank have entered into restructuring discussions regarding the existing events of default, particularly in light of the Borrower's stated intent to provide for the payment in full of all obligations owing to the Lenders through the consummation of a strategic transaction such as an initial public offering of its common stock, and the parties desire to amend the November 28, 1997 Note, the September 14, 1998 Note, and the L/C Reimbursement Agreements to definitively reflect the terms of such a restructuring, it being understood that the Lead Bank and the Lenders would not have entered into such a restructuring in the absence of the Borrower's intent (and its commitment to use its best efforts) to consummate such a strategic transaction on or before June 30, 2001 and that, consequently, the Lead Bank and the Lenders have materially relied thereupon in entering into this Agreement.

          Therefore, the parties hereto agree, subject to the satisfaction of the conditions precedent set forth in Section 11, to amend the November 28, 1997 Note, the September 14, 1997 Note, and the L/C Reimbursement Agreements as follows:


1                 SECTION   ACKNOWLEDGMENTS OF AMOUNTS OWING

1.1 SECTION November 28, 1997 Line of Credit. Pursuant to the November 28, 1997 Note, Northern extended the November 28,1997 Line of Credit. The Borrower acknowledges that the outstanding principal amount of such line of credit, as of the date hereof, is $3,000,000.00 and that the accrued and unpaid interest on such principal amount, as of November 30, 1999, is $218,969.52. The Borrower further acknowledges that the November 27, 1997 Line of Credit has been terminated and is no longer available to it.

1.2 SECTION September 14, 1998 Line of Credit. Pursuant to the September 14, 1998 Note, Northern extended the September 14, 1998 Line of Credit. The Borrower acknowledges that the outstanding principal amount of such line of credit, as of the date hereof, is $1,145,000.00 and that the accrued and unpaid interest on such principal amount, as of November 30, 1999, is $79,412.17. The Borrower further acknowledges that the September 14 1998 Line of Credit has been terminated and is no longer available to it.

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1.3       SECTION Letter of Credit Fees. The Borrower acknowledges that the aggregate face amount of the outstanding Letters of Credit is $6,313,000 and that as of November 30, 1999, it owed an aggregate of $37,060.12 in fees relating to the Letter of Credit.

1.4 SECTION Notes. The November 28, 1997 Note and the September 14, 1998 Note, as amended by the provisions of this Agreement, shall be collectively referred to herein as the "Notes".

2                        SECTION   INTEREST AND FEES

2.1 SECTION Interest Rates. The unpaid principal amount of each Note from time to time outstanding hereunder shall bear interest at the following rates per year:

          (a) before maturity, at the Prime Rate (as hereinafter defined); and

          (b) after maturity, whether by acceleration or otherwise, until paid, at a rate equal to two percent (2%) in addition to the Prime Rate.

          "Prime Rate" shall mean that rate of interest per year announced from time to time by Northern called its prime rate, which rate at any time may not be the lowest rate charged by Northern. Changes in the rate of interest on the Loans resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement for a change in the Prime Rate.

2.2 SECTION Payment. Absent maturity (whether by acceleration or otherwise), interest and Letter of Credit fees shall be due and payable in arrears on the last day of the calendar month. Consequently, after the payment required pursuant to Section 11.5 hereof, the next regularly scheduled payment of interest and Letter of Credit fees shall relate to the December, 1999 calendar month and shall be due and payable on December 31, 1999.


3                             SECTION   STATED MATURITY

3.1 SECTION Stated Maturity. The stated maturity of the September 14, 1998 Note shall be extended to June 30, 2001. The stated maturity of the November 28, 1997 Note shall remain November 2, 2002. The stated expiry of the Letters of Credit shall remain November 29, 2002.


4                       SECTION   WAIVER OF EXISTING DEFAULTS

4.1 SECTION Waiver as to the Borrower Only. Upon the satisfaction of the conditions of Section 11 hereof, and subject to the provisions of Section 12.2 hereof, the Lenders hereby waive, as to the Borrower only (and specifically not as to any guarantor), any and all Events of Defaults or defaults existing as of the date hereof under any of the Notes or the L/C Reimbursement Agreements; provided, however, that such waiver shall under no circumstances

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nullify or otherwise affect the termination of the November 28, 1997 and
September 14, 1998 Lines of Credit, acknowledged in Sections 1.1 and 1.2, respectively, of this Agreement. This waiver shall continue only until the earlier to occur of its termination pursuant to Section 12.2 hereof and June 30, 2001.

4.2 SECTION No Waiver as to Robert B Staib. Without limiting the generality of Section 4.1 hereof, the Lenders, in no manner whatsoever, waive any of (but instead expressly reserve any and all) of their rights, claims, powers or remedies against Robert B. Staib under any guaranty or other agreement and/or under applicable law. Specifically, but without limiting the generality of the foregoing, the Lenders expressly reserve the right to exercise, in their sole and absolute discretion (including at times as they determine advisable in their sole and absolute discretion), any and all of such rights, claims, powers or remedies against Mr. Staib, whether in the context of his pending involuntary bankruptcy case or otherwise, all as if the Lenders had not entered into this Agreement (including, without limitation, as if the Lenders had not extended the waiver of defaults set forth in Section 4.1 hereof).


5                       SECTION PAYMENTS AND PREPAYMENTS


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5.1       SECTION Mandatory Prepayment and/or Cash Collateralization; Strategic
Transaction. If, at any time on or before June 30, 2001, the Borrower shall enter into or otherwise consummate one of the following (each, a "Strategic Transaction"): (i) an initial public offering of common stock of or other equity security of Borrower; (ii) a sale of substantially, all of Borrower's assets;
(iii) any other strategic transaction (including a merger or a joint venture) involving substantially all of borrower's assets or a major component of Borrower's business; provided, however, that the sale of the stock in or any assets of Neural, Inc., a wholly owned subsidiary of the Borrower, as it is constituted as of the date hereof, shall not constitute a Strategic Transaction and with respect to Neural, Inc. (as it is constituted as of the date hereof), the Borrower without being in violation of this Agreement, may either sell the stock of Neural, Inc. or cause the assets of Neural, Inc. to be sold after sufficiently providing for the liabilities of Neural, Inc. to be satisfied or assumed by the purchaser and use the net proceeds realized from such a transaction to be used in the operation of the Borrower's business, including first towards the satisfaction of the Bridge Financing, so long as such net proceeds do not exceed Three Million Dollars ($3,000,000), and such net proceeds (whether or not they exceed $3,000,000) shall be treated as provided in Section 10.6(c) hereof. Consistent with the foregoing, any transaction involving Neural, Inc. where, prior to or in connection with such transaction, Neural Inc. is reconstituted in any manner from its assets, liabilities, and business operations as of the date hereof (as a result of the transfer of assets from the Borrower or otherwise) shall constitute a Strategic Transaction within the meaning of this Agreement. Contemporaneously with the consummation of a Strategic Transaction, (a) the Notes (and all interest and expenses owing in connection therewith) automatically shall be immediately due and owing and shall be paid in full in cash, (b) the Borrower shall pay in full the Debentures or to obtain the cancellation of the Letters of Credit (whether through procuring replacement letters of credit (or otherwise), and (c) in the event that the Borrower is unable either to pay in full the Debentures or to obtain replacement letters of credit, the Borrower shall provide the Lead Bank with cash collateral equal to 120% of the outstanding amount of the Letters of Credit.


6                           SECTION   BRIDGE FINANCING

6.1 SECTION Bridge Financing. The Borrower has informed the Lenders that it will seek from individuals and/or financial institutions other than the Lenders (the "Bridge Lenders") a line of credit in the amount of $2.5 million at an interest rate not to exceed the greater of (a) the Prime Rate and (b) LIBOR plus 1.75% per annum to be secured by a first priority security interest and lien in, to, and on substantially all of the Borrower's assets and the assets of its subsidiary, Neural, Inc. (the "Bridge Financing") and that one of the conditions precedent to the Bridge Financing may be that the Lead Bank and the Lenders acknowledge that all obligations of the Borrower in favor of the Lead Bank or the Lenders are unsecured as of the date hereof and that they have no contractual right to prevent the Borrower from granting the security interests and liens in favor of the Bridge Lenders contemplated by the Bridge Financing. The Lead Bank and the Lenders hereby commit to deliver such an acknowledgment directly to the Bridge Lenders upon the satisfaction of the conditions of
Section 11 hereof.



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7                   SECTION  AGREEMENT AS TO PRE-CLOSING DATE
                   PROFESSIONAL FEES AND EXPENSES OF THE LENDERS

7.1 SECTION Pre-Closing Fees and Expenses. The Lenders estimate the aggregate amount of professional fees and expenses as of the date of the execution of this Agreement for which they are entitled to receive reimbursement from the Borrower to be $240,644.51. Notwithstanding any other provision of this Agreement to the contrary, the Lenders agree that they shall limit the amount of professional fees and expenses for which they will seek reimbursement from the Borrower for the period from November 30, 1998 to and through the date of the execution and delivery of this Agreement to an aggregate of $204,547.83, and the Borrower agrees that it shall reimburse the Lead Bank in such an aggregate amount of $204,547.83 on the earlier to occur of: (i) the consummation of a Strategic Transaction and (ii) June 30, 2001. However, consistent with the provisions of Section 4.2 hereof, the Lead Bank and the Lenders in no manner limit (but instead expressly reserve) their right to collect the balance of any such fees and expenses (as well as any other fees and expenses, whether arising in connection with the Notes, any other Loan Document, or any guaranty) from Robert B. Staib, including the right to assert a claim therefor in his pending involuntary bankruptcy case or in any subsequent proceeding.

8                      SECTION  UNDERTAKING TO DELIVER COVENANT
                           NOT TO SUE AND COMPLETE RELEASE

8.1 SECTION Covenant Not to Sue and Complete Release. Upon the payment in full of all of the Borrowers' obligations under the Notes (as limited as to the Borrower only by Section 7.1 hereof) and the L/C Reimbursement Agreements, and subject to the provisions of Section 4.2 hereof and the last sentence of Section
7.1 hereof, (a) the Lead Bank and the Lenders shall deliver to the Borrower a covenant not to sue relating to the Notes and the Letters of Credit substantially in the form of Exhibit A hereto, and (b) the Borrower contemporaneously shall deliver to the Lead Bank and the Lenders a complete release substantially in the form of Exhibit B hereto.

9                     SECTION   REPRESENTATIONS AND WARRANTIES

          To induce the Lenders, the Issuer and the Lead Bank to enter into this Agreement, the Borrower represents and warrants unto the Lead Bank, and each Lender that:

9.1 SECTION Organization. The Borrower is a corporation existing and in good standing under the laws of the state indicated in the heading; any Subsidiary is a corporation or partnership duly existing and in good standing under the laws of the state of its formation as indicated on Schedule 9.5; the Borrower and any Subsidiary are duly qualified, in good standing and authorized to do business in each other jurisdiction where, because of the nature of their activities or properties, such qualification is required and where the failure to be so qualified may have a Material Adverse Effect; and the Borrower and any Subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.



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9.2       SECTION Authorization; No Conflict. The execution and delivery of this
Agreement is within the Borrower's corporate powers, has been authorized by all necessary corporate action, have received all necessary governmental approval
(if any shall be required) and do not and will not contravene or conflict with any provision of law applicable to the Borrower or of the charter or by-laws of the Borrower or any Subsidiary or of any agreement binding upon the Borrower or any Subsidiary.

9.3 SECTION Taxes. Except in the case of state and local tax returns for the fiscal year ended December 31, 1998 the Borrower and any Subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of the Borrower or any Subsidiary, are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or the appropriate Subsidiary, and as to which no foreclosure, distraint, sale or similar proceedings have been commenced). Specifically, the Borrower is current in the filing of all of its federal income tax returns, including for the calendar year ending December 31, 1998. The Borrower and any Subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

9.4 SECTION Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against the Borrower which would (singly or in the aggregate), if adversely determined, have a Material Adverse Effect, except as set forth (including estimates of the dollar amounts involved) on
Schedule 9.4 hereto.

9.5       SECTION   Subsidiaries.  Attached hereto as Schedule 9.5 is a correct and complete list of all Subsidiaries and Affiliates of the Borrower.

9.6 SECTION ERISA/Health. The Borrower does not maintain a Plan, but only administers a 401(k) plan for its employees. The Borrower maintains a self-funded health insurance plan, which represents a scheduled contingent liability of no more than $100,000. Each of the foregoing complies in all material respects with all applicable requirements of law and regulations.

9.7 SECTION Strategic Transaction Acknowledgment. The Borrower understands and acknowledges that the Lead Bank and the Lenders would not have entered into the restructuring set forth in this Agreement in the absence of the Borrower's stated intent to use its best efforts to consummate a Strategic Transaction on or before June 30, 2001 and that, consequently, the Lead Bank and the Lenders have materially relied thereupon in entering into this Agreement; provided, however, that the failure to actually consummate a Strategic Transaction on or before such date shall not constitute an Event of Default.



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10                            SECTION COVENANTS

          Until all Letters of Credit have expired or have been earlier terminated and all Obligations (other than those of the Obligations which survive any termination of this Agreement) are paid and fulfilled in full, the Borrower agrees that it shall, and shall cause any Subsidiary to, comply with the following covenants, unless the Lead Bank consents otherwise in writing:

10.1 SECTION Corporate Existence, Mergers, Etc. The Borrower and any Subsidiary shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges, and will not liquidate, dissolve, or merge, or consolidate with or into any other corporation, or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets, except that:

          (a) Any Subsidiary may merge or consolidate with or into the Borrower or any one or more wholly-owned Subsidiaries; and

          (b) Any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or one or more wholly-owned Subsidiaries.

10.2 SECTION Reports, Certificates and Other Information. The Borrower shall furnish to the Lead Bank and each Lender:


          (a) Interim Reports. Within 30 days after the end of each month of each fiscal year of the Borrower, a copy of an unaudited financial statement of the Borrower and any Subsidiary prepared on a consolidated basis, signed by an authorized officer of the Borrower and consisting of at least (i) a balance sheet as at the close of such month, (ii) a statement of earnings, for such month, for the period from the beginning of such fiscal year to the close of such month and for the comparable periods in the preceding fiscal year, (iii) a statement of cash flows for such month and for the period from the beginning of such fiscal year to the close of such month, and (iv) a statement of cash flows, prepared and delivered weekly, that provides results of the actual cash flow for the preceding calendar week and further provides a rolling 90 day cash flow forecast.

          (b) Audit Report. Within 90 days after the end of each fiscal year of the Borrower, a copy of an annual audit report of the Borrower and any Subsidiary prepared on a consolidated basis and in conformity with generally accepted accounting principles applied on a consistent basis, duly certified by independent certified public accountants of recognized standing satisfactory to the Lenders, accompanied by an opinion and a certificate from such accountants containing a computation of, and showing compliance with, any financial restriction contained in this Agreement, and to the effect that, in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or any Unmatured Event of Default, or if they have become aware of any such event, describing it.



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          (c) Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report and of each interim report provided for in this Section, a certificate in the form of Exhibit C dated the date of such annual report or such interim report and signed by any one of the President, the Chief Financial Officer or the Treasurer of the Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and showing compliance with the financial restrictions set forth in Sections 10.4 and 10.11.

          (d) Notice of Default, Litigation and ERISA Matters. Promptly and in any event within three days after learning of the occurrence of any of the following, written notice to the Lead Bank and each Lender describing the same and the steps being taken by the Borrower or any Subsidiary affected in respect thereof: (i) the occurrence of an Event of Default or an Unmatured Event of Default; (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to the Borrower or any Subsidiary on a consolidated basis; (iii) the occurrence of a Reportable Event under, or the institution of steps by the Borrower or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Plan; or (iv) any change in the Borrower's status as a "C corporation" for federal income tax purposes.

          (e) Subsidiaries. Promptly from time to time a written report of any changes in the list of its Subsidiaries and Affiliates set forth on
          Schedule 9.5.

          (f) Strategic Transaction. Except as provided in the succeeding sentence of this Section 10.2(f), promptly provide, on a continuing basis, all information relating to any possible Strategic Transaction (including, without limitation, any possible initial public offering of common stock), including, without limitation, copies of any and all valuations of the Borrower's assets or business operations undertaken in connection therewith and/or any and all securities law filings made or to be made in connection therewith. The Borrower does not need to provide such information to the extent that it does not relate to an initial public offering of common stock and further relates to a unsolicited proposal made to the Borrower by an entity that the Borrower reasonably believes does not have the financial ability to consummate such a proposal.

          (g) Other Information. From time to time such other information, financial or otherwise, as the Lenders may reasonably request.

10.3 SECTION Inspection. Upon not less than 48 hours' prior notice (which may be oral and need not be written) to the Borrower from the Lead Bank (except if an Event of Default shall have occurred and be continuing, in which case prior notice to the Borrower shall not be required), the Borrower and any Subsidiary shall permit the Lead Bank and each Lender and their respective representatives at any time during normal business hours to inspect the properties of the Borrower and such Subsidiary and to inspect and make copies of their books and records.



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10.4      SECTION Financial Requirements. The Borrower and any Subsidiary shall continue to pay all of their respective operating expenses (including (a) interest owning on the debentures, (b) interest, letters of credit fees, and other fees and expenses owing to Lenders, and (c) fees and expenses of completing the Borrower's certified audit for 1998 fiscal year) as they come due in the ordinary course.

10.5      SECTION Indebtedness, Liens and Taxes.  The Borrower and any
Subsidiary shall:


          (a) Indebtedness. Not incur, permit to remain outstanding, assume or in any way become committed for indebtedness in respect of borrowed money, except (i) indebtedness existing on the date of this Agreement shown on the financial statements furnished to the Lenders before this Agreement was signed, including any extensions or renewals thereof so long as the principal amount of such indebtedness is not increased by such extension or renewal; (ii) the Bridge Financing; and (iii) indebtedness incurred after the date hereof in the nature of Capitalized Lease Liabilities and/or purchase money debt, provided that the aggregate amount thereof outstanding at any one time does not exceed (a) $750,000 in calendar 1999, (b) $1,500,000 in calendar 2000, and (c) $1,500,000 through June 30, 2001 (assuming a total year limitation of $2,500,000) for the Borrower and all Subsidiaries and otherwise does not have a Material Adverse Effect on the Borrower and its business operations at any time.

          (b) Liens. Not create, suffer or permit to exist any lien or encumbrance of any kind or nature upon any of their assets now or hereafter owned or acquired, or acquire or agree to acquire any property or assets of any character under any conditional sale agreement or other title retention agreement, but this Section 10.5(b) shall not be deemed to apply to liens, encumbrances and security interests listed on Schedule 10.5(b) hereto, including, without limitation, (ii) liens in favor of the Bridge Lenders to secure the Bridge Financing.

          (c) Taxes. (i) Not change, or permit any change to occur in, the Borrower's status as a " C corporation" for federal income tax purposes; and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings and as to which adequate reserves shall have been established, and as to which no foreclosure, distraint, sale or similar proceedings have commenced which, if not stayed or terminated, would have a Material Adverse Effect.

          (d) Keep Well Agreements. Not assume, guarantee, indorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to the obligation of any other Person, except

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          for the indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

10.6      SECTION   Capital Structure and Dividends; Ownership of Subsidiaries.

          (a) Capital Structure and Dividends. Other than in the context of a Strategic Transaction or as provided in subsection (c) hereof, neither the Borrower nor any Subsidiary shall purchase or redeem, or obligate itself to purchase or redeem, any shares of the Borrower's capital stock, of any class, issued and outstanding from time to time; or declare or pay any dividend (other than dividends payable in its own common stock or to the Borrower) or make any other distribution in respect of such shares other than to the Borrower.

          (b) Ownership of Subsidiaries. Except as provided in subsection (c) hereof, the Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock of each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional securities other than to the Borrower.

          (c) Neural, Inc. The Borrower may enter into any equity or sale transaction involving Neural, Inc., its wholly owned subsidiary, as it is presently constituted so long as it is with a third party on arm's length terms. In the event that the consideration paid by such third party as part of an equity transaction is required by the terms of the definitive agreements relating thereto ("Neural Agreement") to remain in Neural, Inc. for operational and capital expenditure purposes, there shall be no violation of the provisions of this Agreement. In the event that the consideration paid by such third party is not required pursuant to the provisions of the Neural Agreement to remain in Neural, Inc. for such purposes, but instead may be distributed to the Borrower, such amount (up to the amount then owing to the Bridge Lenders) shall be distributed to the Bridge Lenders for application against the amounts outstanding under the Bridge Financing, with the balance, if any, of such amount in excess of $500,000 being set aside by the Borrower and not used for any purpose (operational or otherwise) pending an agreement between the Borrower and the Lead Bank, on behalf of the Lenders, regarding the disposition thereof.

10.7 SECTION Maintenance of Properties. The Borrower and any Subsidiary shall maintain, or cause to be maintained, in a manner consistent with their past practices, all their properties (whether owned or held under lease) in good repair, working order and condition, and from time to time make, or cause to be made, in a manner consistent with their past practices, all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

10.8 SECTION Insurance. The Borrower and any Subsidiary shall maintain insurance with responsible companies in such amounts and against such risks as is reasonably required by the

Lenders and, at a minimum, insurance on their business, fixed assets, inventory and other properties, workmen's compensation or similar insurance as required by law, and adequate public liability (including product liability) insurance against claims for personal injury, death or property damage arising out of its products, facilities or operations, as is usually carried by similar businesses conducting operations in similar areas.

10.9 SECTION Compliance With Law. The Borrower and any Subsidiary shall comply in all respects with all applicable laws, rules, regulations and orders, except where the failure to so comply would not have a Material Adverse Effect.

10.10 SECTION Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to use and operate all of its facilities and properties (including handling all Hazardous Materials) in material compliance with all Environmental Laws.

10.11 SECTION Capital Expenditures. Neither the Borrower nor any Subsidiary shall purchase or otherwise acquire (including, without limitation, acquisition by way of capitalized lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, the aggregate cost of all fixed assets purchased or otherwise acquired by the Borrower and its Subsidiaries on a consolidated basis in any one fiscal year of the Borrower would exceed the projected capital expenditures of the Borrower and its Subsidiaries for the following calendar years (or portion of calendar years): (a) $1,000,000 in calendar year 1999, (b) $2,500,000 in calendar year 2000, and (c) $2,500,000 through June 30, 2001 (assuming a total year limitation of $3,500,000).

10.12 SECTION Remuneration. Except as provided in the immediately two succeeding sentences, neither the Borrower nor any Subsidiary shall pay salaries or other remuneration to officers or employees who are stockholders (or, in the case of a stockholder which is a trust, officers or employees who are grantors and/or beneficiaries of such trust, as appropriate) of the Borrower or any Subsidiary. The Borrower may continue to pay the salaries of employees or officers (other than Robert Staib or Barbara Staib) who are direct or indirect stockholders and who are William Staib, Robert Squires, William McNally, Scott Porter, or any other member of senior management set forth on Schedule 10.12 hereof (a "Senior Manager") so long as such compensation is not at a rate or in an amount in excess of that which is in effect on the date of this Agreement of which the Lenders have been advised in writing. The Borrower may continue to grant any employee or officer who is not a Senior Manager, or any employee or officer who is a Senior Manager whose name appears on Schedule 10.12 hereof (after satisfying the Lead Bank as to the market necessity therefor) such compensation packages as the Borrower reasonably believes are necessary to maintain compensation at market levels. Specifically, (a) no compensation shall be paid to Robert Staib or Barbara Staib, (b) no amount shall be payable by the Borrower to Iowa Jet Services (presently scheduled in the amount of $99,280.50) (the "Iowa Jet Receivable") unless and until the later of the following occurs:
(i) the Borrower's liability for such amount is established pursuant to a final and nonappealable order or judgment of a court of competent jurisdiction and
(ii) all other property of the bankruptcy estate of Iowa Jet Services has been liquidated, and (c) no amount shall be paid to Robert Staib or Barbara Staib in reimbursement of any expenses, including, without limitation, the scheduled $59,170.08 in travel expenses. Nothing set forth herein shall be deemed to impair in any manner ISB's rights and interests, as a secured creditor of Iowa Jet Services, in the Iowa Jet Receivable.

10.13 SECTION Further Assurances. The Borrower agrees that, from time to time at its own expense, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, as reasonably determined by the Lead Bank, in order to perfect, preserve and protect any lien or security interest granted or purported to be granted by any Collateral Document or to enable the Lead Bank to exercise and enforce its rights and remedies thereunder with respect to any collateral.


11                SECTION   CONDITIONS TO EFFECTIVENESS OF AGREEMENT

          This Agreement and the amendment of the November 28, 1997 Note, the September 14, 1998 Note, and the L/C Reimbursement Agreements provided for herein shall become effective as of the date hereof upon satisfaction of the following conditions precedent:

11.1      SECTION   Letters of Credit.  There shall have been no demand for
payment made under any of the Letters of Credit.

11.2 SECTION Agreement. Each party hereto shall have received a counterpart of this Agreement which has been executed by all of the parties hereto.

11.3 SECTION Documentation. The Lead Bank shall have received all of the following, each duly executed and dated the closing date hereof or such earlier date as is provided for herein or in an Exhibit hereto or is satisfactory to the Lead Bank, in form and substance satisfactory to the Lead Bank and its counsel, at the expense of the Borrower, and in such number of signed counterparts as the Lead Bank may request (except for the Notes, of which only the originals shall be signed):

          (a) Borrower Resolution. A copy of a resolution of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement, the Notes and all other Loan Documents to be executed by the Borrower, certified by the Secretary of the Borrower.

          (b) Borrower Articles of Incorporation and By-laws. A certificate of the Secretary of the Borrower to the effect that true and correct copies of the articles of incorporation and the by-laws of the Borrower the in effect are attached as exhibits to such certificate.

          (c) Borrower Certificate of Incumbency. A certificate of the Secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign this Agreement, the Notes and the other Loan Documents to be executed by the

          Borrower, together with a sample of the true signature of each such officer (the Lead Bank and each Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

          (d) Opinion of Counsel to the Borrower. An opinion of counsel to the Borrower to such effect as the Lead Bank may reasonably require.

          (e) Insurance Policies. Certified copies of all liability, casualty, and "at risk" insurance policies of the Borrower.

          (f) Stockpoint/Staib Agreement. A copy of the Stockpoint/Staib Agreement (as such term is defined in Section 12.3 hereof) substantially in the form of Exhibit D hereto, which has been fully executed by the parties thereto.

          (g) Miscellaneous. Such other documents and certificates as the Lead Bank may reasonably request.

11.4 SECTION Bridge Financing. The Lead Bank shall have received copies of the executed agreements and other documents relating to the Bridge Financing.

11.5 SECTION Payment of Accrued Interest and Letter of Credit Fees. The Lead Bank, on behalf of the Lenders, shall have received payment in full of all accrued and unpaid interest on the Notes and unpaid Letter of Credit Fees as of November 30, 1999, which aggregate $335,441.81.

11.6 SECTION Robert B. Staib. The Lenders shall have entered into such agreement relating to Robert B. Staib substantially in the form of Exhibit E hereto (the "Robert Staib/Lender Agreement"), which agreement will not be subject to bankruptcy court approval, whether to be obtained before or after closing.


12                               SECTION   DEFAULT

12.1 SECTION Events of Default. Each of the following occurrences is hereby defined as an "Event of Default" under each of the Notes and the L/C Reimbursement Agreements (unless waived in writing by the Lead Bank on behalf of the Lenders in its sole and absolute discretion):

          (a) Nonpayment. The Borrower shall fail to make any payment required pursuant to Section 5.1 hereof when and as due and, with respect to any payment other than a payment required pursuant to Section 5.1 hereof, the Borrower shall fail to make any payment of principal, interest, Letter of Credit fees or other amounts payable under either Note (as amended hereby) when and as due, which shall not be cured within three (3) business days of the required date of such payment; or

          (b) Loan Documents Not Enforceable, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legal, valid, binding and enforceable obligation of the Borrower or any other party thereto (other than the Lead Bank or any Lender); or the Borrower or any other party to a Loan Document (other than the Lead Bank or any Lender), or any Affiliate of the Borrower or such other party, shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Loan Document; or

          (c) Cross-Default. There shall occur any default or event of default, or any event which might become such with notice or the passage of time or both, or any similar event, or any event which requires the prepayment of borrowed money or the acceleration of the maturity thereof (other than the Debentures), under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by the Borrower, any Subsidiary, or under the terms of any indenture, agreement or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured or guaranteed (except for any such event which is being contested in good faith and by appropriate proceedings, and as to which adequate reserves shall have been established, and which involves indebtedness other than for borrowed money), and such event shall continue beyond any applicable period of grace. Consistent with the foregoing, a cross-default with respect to the Debentures shall occur only upon the expiration of any applicable cure period with respect to a payment obligation thereunder and no cross-default shall be deemed to occur with respect to the CEBA or Kirkwood debt so long as the Borrower is undertaking appropriate measures to either pay such indebtedness in full or otherwise ensure that any attempted collection of either such indebtedness will not have a Material Adverse Effect; or

          (d) Dissolutions, etc. The Borrower shall fail to comply with any provision concerning its existence or that of any Subsidiary or any prohibition against dissolution, liquidation, merger, consolidation or sale of assets; or

          (e) Warranties. Any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished to the Lead Bank or any Lender by or on behalf of the Borrower or any other party to a Loan Document (other than any Lender or the Lead Bank) is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

          (f) Change in Control. Other than with respect to a Strategic Transaction, any Person presently not in control of the Borrower shall obtain control directly or indirectly of the Borrower, whether by purchase or gift of stock or assets, by contract, or otherwise; or

          (g) ERISA. Any Reportable Event shall occur under ERISA in respect of any Plan; or

          (h) Litigation. Any judgment or order for the payment of money in excess of $250,000 or judgments in any number and of any individual amount that, in the aggregate, exceed $500,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) Noncompliance with this Agreement or Other Loan Document. The Borrower or any other party to a Loan Document (other than any Lender or the Lead Bank) shall fail to comply with any provision hereof or of any other Loan Document, which failure does not otherwise constitute an Event of Default, and such failure shall continue for ten days after written notice thereof to the Borrower by the Lead Bank; or

          (j) Letters of Credit. Any demand for payment shall have been made under any of the Letters of Credit; or

          (k) Robert Staib/Lender Agreement. The Robert Staib/Lender Agreement shall have been subsequently repudiated by Mr. Staib in any manner or otherwise vitiated in any respect, whether by an order of the bankruptcy court or otherwise;

          (l) Bankruptcy. Any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any Subsidiary, is consented to or acquiesced in by the Borrower or such Subsidiary or remains for 45 days undismissed; or the Borrower, any Subsidiary shall take any step toward, or to authorize, such a proceeding; or

          (m) Insolvency. The Borrower or any Subsidiary shall become insolvent (as defined in 11 U.S.C. ss. 101(32)(A)(1994)), generally shall fail or be unable to pay its debts as they mature (other than the trade debts set forth on Schedule 12.1(m) hereto, which the Borrower disputes), shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

12.2 SECTION Remedies. Upon the occurrence of any Event of Default set forth in subsections (a)-(k) of Section 12.1 and during the continuance thereof and in addition to any other rights under the Notes or the L/C Reimbursement Agreements, the waiver of existing defaults set forth in Section 4.1 hereof as to the Borrower only shall automatically terminate (all without action of any kind on the part of the Lead Bank or the Lenders), and the Lead Bank, upon the direction of the Lenders (which direction the Lenders may or may not give in each such instance and at such time(s) as they determine in their sole and absolute discretion), shall (i) declare the Notes and any other amounts owed to the Lead Bank and the Lenders to be immediately due and payable whereupon the Notes and any other amounts owed to the Lead Bank and the Lenders shall forthwith become due and payable, (ii) require the Borrower to supply the Lead Bank with cash collateral to secure the Borrower's reimbursement obligations with respect to (a) the undrawn face amount of any issued and unexpired Letters of Credit and (b) any unreimbursed amount in respect of amounts drawn under any Letters of Credit (whether expired or unexpired). Upon the occurrence of any Event of Default set forth in subsections
(l)-(m) of Section 12.1, the waiver of existing defaults set forth in Section
4.1 hereof as to the Borrower only shall automatically terminate (all without action of any kind on the part of the Lead Bank or the Lenders), and (i) the Notes and any other amounts owed to the Lead Bank and the Lenders shall be immediately and automatically due and payable and (ii) the cash collateral referred to in clause (ii) of the immediately preceding sentence shall be immediately and automatically due to the Lead Bank, all without action of any kind on the part of the Lead Bank or the Lenders. The Borrower expressly waives presentment, demand, notice or protest of any kind in connection herewith. The Lead Bank shall promptly give the Borrower notice of any such declaration, but failure to do so shall not impair the effect of such declaration. No delay or omission on the part of the Lead Bank or any of the Lenders in exercising any power or right hereunder or under any Note shall impair such right or power or be construed to be a waiver of any Event of Default or any acquiescence therein, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof, or the exercise of any other power or right.

12.3 SECTION Stockpoint/Staib Agreement. The Borrower and Robert Staib are expected to enter into a settlement agreement (substantially in the form of Exhibit D hereto) (the "Stockpoint/Staib Agreement"), whereby, in consideration of the resolution of potential claims that the Borrower may or may not be able to assert against Robert Staib, (a) Mr. Staib will transfer (or agree to the cancellation of) certain (if not all) of the stock options and/or certain (but not all) of the stock he presently holds or controls in the Borrower, but (b) Mr. Staib will be permitted to retain and/or dispose of prior to the consummation of any Strategic Transaction certain of the stock he presently holds or controls in the Borrower. Stockpoint acknowledges that the Lenders are not agreeing to be parties to the Stockpoint/Staib Agreement and that the Lenders shall have no liability in connection therewith. The Lead Bank and the Lenders acknowledge that the execution and delivery of the Stockpoint/Staib Agreement, so long as such execution and delivery occurs prior to the closing hereunder, shall constitute neither an Event of Default under the Notes or this Agreement nor a default under the Robert Staib/Lender Agreement.


13                        SECTION   DEFINITIONS

13.1      SECTION   Definitions.  The definitions are set forth in Schedule I
hereof.

14                       SECTION   MISCELLANEOUS

14.1 SECTION Waivers, Amendments, Etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lenders. No failure or delay on the part of the Lead Bank, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lead Bank, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

14.2 SECTION Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing (except as otherwise specifically provided in this Agreement) or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and the party giving such notice shall have received (including either through telephonic communication initiated by it or telephonic communication received by it) telephonic, machine, or other confirmation that such notice has been received by the intended recipient.

14.3 SECTION Nonwaiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Lead Bank or any Lender, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lead Bank and the Lenders herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14.4 SECTION Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of this Agreement. The obligations of the Borrower under Sections 14.9 survive any termination of this Agreement, the payment in full of all Obligations (or, in the case of the Borrower, all other Obligations), and the expiration or earlier termination of all Letters of Credit.

14.5 SECTION Effectiveness and Successors. This Agreement shall, upon execution and delivery by the Borrower, the Lenders and the Lead Bank in Chicago, Illinois, become effective and shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Lead Bank and their respective successors and assigns, except that the Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of the Lenders. Consistent with, but in no manner in limitation of, the foregoing, in the event that Robert Staib shall satisfy in full all of his obligations to the Lead Bank under his guarantees (including, without limitation, the payment in full of all indebtedness owing under the Notes), Mr. Staib shall be bound by the provisions of this Agreement (including, without limitation, the provisions of Section 4.1 hereof).

14.6 SECTION Captions. Captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. References herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement.

14.7 SECTION Singular and Plural. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the other where appropriate.

14.8 SECTION Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts; each counterpart shall be deemed an original instrument; and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

14.9 SECTION Payment of Costs and Expenses. Other than with respect to the professional fees and expenses of the Lead Bank and the Lenders relating to the period prior to the execution and delivery of this Agreement (which are addressed in Section 7.1 hereof), the Borrower's obligations under the Notes and/or the L/C Reimbursement Agreements to reimburse the Lead Bank and the Lenders for their respective expenses remain unchanged. The aggregate limit set forth in Section 7.1 hereof in no manner applies or otherwise limits the rights of the Lead Bank and each Lender to be reimbursed for such fees and expenses, which, for expenses incurred from the date hereof to such date, shall be due and payable on the earlier to occur of the date of the consummation of a Strategic Transaction (or other acceleration of the Obligations pursuant to any of the other provisions hereof) and June 30, 2001 and which, for expenses incurred after such date, shall be due and payable on demand.

 14.10 SECTION Confidentiality. The Lenders shall hold all non-public information (which has been identified as such by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners, insurers, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process.

14.11 SECTION Construction. This Agreement, the Notes (as amended by this Agreement), the Loan Documents and any other document or instrument executed in connection herewith shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois, and shall be deemed to have been executed in the State of Illinois.

14.12 SECTION Reaffirmation of the Provisions of the Loan Documents. Except as amended hereby, the provisions of the Notes and the L/C Reimbursement Agreements remain unchanged, and the Borrower hereby reaffirms its obligations thereunder. Consistent with the foregoing, any conflict between the provisions of the Notes and/or the L/C Reimbursement Agreements prior to the date hereof, on the one hand, and the provisions of this Agreement, on the other hand, shall be governed by the provisions of this Agreement.

14.13 SECTION Relationship between this Agreement and Participation Agreement. Iowa State Bank's execution and delivery of this Agreement shall be deemed to satisfy any consent requirement under any of the existing participation agreements (the "Participation Agreements") between Iowa State Bank and Northern. Except as provided in the preceding sentence, the provisions of the Participation Agreement shall remain unchanged and any conflict between the provisions of the Participation Agreement and this Agreement shall be governed by the provisions of the Participation Agreement.

14.14 SECTION Submission to Jurisdiction; Venue; Waiver of Right to Jury Trial. THE BORROWER IRREVOCABLY AGREES THAT ALL SUITS, ACTIONS OR OTHER PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT AGAINST ANY PARTY IN ACCORDANCE WITH THIS SECTION, OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                                   * * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                             STOCKPOINT, INC., formerly known as
                             NEURAL APPLICATIONS CORPORATION


                             By:  /s/  William E. Staib
                             Its:  Chief Executive Officer
                             Address:  2600 Cross Park
                                       Coralville, IA 52241


                                       Attention:  William E. Staib
                                       Facsimile:  319-626-5001



                             THE NORTHERN TRUST COMPANY


                             By:  /s/  [illegible]
                             Its: Vice President
                             Address:  50 South LaSalle Street
                                       Chicago, Illinois  60675
                                       Attention: David Gozdecki, Vice President
                                                  Credit Policy Division
                                       Facsimile:  312/630-6105
                                       Telephone: 312/444-5829



                             IOWA STATE BANK & TRUST


                             By:  /s/  [illegible]
                             Its: Senior Vice President
                             Address:


                                       Attn:
                                       Facsimile:

                                   SCHEDULE I

                                   DEFINITIONS

          General. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

               (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

               (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Agreement" is defined in the preamble.

          "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Lead Bank and the Lenders pursuant to subsection (f) of Section 6.2.

          "Borrower" is defined in the preamble.

          "Bridge Financing" is defined in Section 6.1 hereof.

          "Bridge Lenders" is defined in Section 6.1 hereof.

          "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with generally accepted accounting principles, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

          "Debentures" is defined in Recital C.

          "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

          "ERISA" means the federal Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" is defined in Section 12.1.

          "Hazardous Material" means

               (a) any "hazardous substance", as defined by CERCLA;

               (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

               (c) any petroleum product; or

               (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

          "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

          "Iowa Jet Receivable" is defined in Section 10.12.

          "ISB" is defined in Recital D.

          "Issuer" means Northern in its capacity as the issuer of any Letter of Credit.

          "Lead Bank" means Northern in its lead bank capacity or any of its successors in that regard.

          "Lenders" is defined in the preamble.

          "Letters of Credit" is defined in Recital C.

          "L/C Reimbursement Agreements" is defined in Recital C.

          "Loan Documents" means this Agreement, the Notes, the L/C Reimbursement Agreements, and each other document or agreement executed and delivered in connection with this Agreement or any of the transactions contemplated by this Agreement by the Borrower or any other Person directly or indirectly obligated with respect to any of the Obligations.

          "Material Adverse Effect" means a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement, the Notes or the other Loan Documents to which the Borrower is a party or on the value of any of the collateral securing any of the Obligations or on the ability of the Lead Bank to realize on any such collateral.

          "Northern" is defined in the preamble.

          "November 28, 1997 Line of Credit" is defined in Recital A.

          "November 28, 1997 Note" is defined in Recital A.

          "Notes" is defined in Section 1.4 hereof.

          "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Note, each other Loan Document to which the Borrower is a party, and the Letters of Credit.

          "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

          "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Plan" means an employee benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower or any Subsidiary may have any liability.

          "Prime Rate" is defined in Section 2.1.

          "Purported UAL Stock Certificates" is defined in Recital F.

          "Release" means a "release", as such term is defined in CERCLA.

          "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events which, singly or in the aggregate, do not and will not have a Material Adverse Effect.

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

         "Robert Staib Agreement" is defined in Section 11.6 hereof.

         "Senior Manager" is defined in Section 10.12 hereof.

         "September 14, 1998 Line of Credit" is defined in Recital E.

         "September 14, 1998 Note" is defined in Recital E.

         "Strategic Transaction" is defined in Section 5.1 hereof.

         "Subsidiary" means any corporation, partnership, joint venture, limited liability company, trust, or other legal entity of which the Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which the Borrower has effective control, by contract or otherwise.

         "Unfunded Liabilities" means

                  (a) in the case of single employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan; and

                  (b) in the case of multi-employer plans, the withdrawal liability of the Borrower and its Subsidiaries.

         "Unmatured Event of Default" means an event or condition which would become an Event of Default with notice or the passage of time or both.

         Except as and unless otherwise specifically provided herein, all accounting terms in this Agreement shall have the meanings given to them by generally accepted accounting principles and shall be applied, and all reports required by this Agreement shall be prepared, in a manner consistent with the financial statements referred to in Section 10.2(a).

         Applicability of Subsidiary and Affiliate References. Terms hereof pertaining to any Subsidiary or Affiliate shall apply to the Borrower only during such times as the Borrower has any Subsidiary or Affiliate.

                                  SCHEDULE 9.4


               SCHEDULE OF LITIGATION LIABILITIES OF THE BORROWER

List of pending litigation, arbitration proceedings or governmental proceedings pending or threatened:

        None.

                                  SCHEDULE 9.5

                           SUBSIDIARIES AND AFFILIATES

1.       Neural, Inc., a Delaware corporation, a wholly owned subsidiary.

2.       Ethos Corporation, a California corporation, a wholly owned subsidiary.

                                SCHEDULE 10.5(b)

         SCHEDULE OF LIENS AND ENCUMBRANCES ON PROPERTY OF THE BORROWER


1.       Kirkwood Community College               (unpaid balance $146,243)

2.       Iowa Department of Economic Development
         and City of Coralville, Iowa             (unpaid balance $150,000)

3.       New Resources, Inc.                      (unpaid balance $36,368)

4.       Berthel Fischer Company                  (unpaid balance $10,411)

5.       Bridge Lender/Norwest Bank Iowa,
         National Association                     (unpaid balance of $2,500,000)

                                 SCHEDULE 10.12

                           SCHEDULE OF SENIOR MANAGERS


William E. Staib

Scott D. Porter

William E. McNally

Robert Squires

                                SCHEDULE 12.1(m)

                    SCHEDULE OF TRADE CREDITORS WHOSE CLAIMS
                      ARE IN THE PROCESS OF BEING RESOLVED


North Star Steel                                      $237,799

Belle Plaine Air Services                             $ 39,340

Arnold Communications Public Relations                $ 84,264

                                    EXHIBIT A

                           FORM OF COVENANT NOT TO SUE


         This Covenant Not to Sue is from The Northern Trust Company ("Northern") and Iowa State Bank, & Trust ("ISBT") to and in favor of Stockpoint, Inc., formerly known as Neural Applications Corporation ("Stockpoint").

                              W I T N E S S E T H:

         WHEREAS, Stockpoint, Northern, and ISBT have entered into a certain
Restructuring Agreement, dated as of             , 1999 (the "Restructuring
Agreement"); and

         WHEREAS, under the Restructuring Agreement, Northern and ISBT agreed, upon the satisfaction of the conditions of Section 8.1 thereof, to not seek the imposition of personal liability on Stockpoint with respect to the Obligations (including, without limitation, the Notes and Stockpoint's reimbursement obligations under the Letter of Credit) (all as such terms are defined in the Restructuring Agreement);

         NOW, THEREFORE, each of Northern and ISBT hereby does agree as follows:

14.15 SECTION Modified Covenant Not to Sue. In consideration of the receipt of
$           and the release referred to in Section 8.1 of the Restructuring
Agreement, Northern and ISBT, severally, for themselves and their successors and assigns, hereby agree not to seek the imposition of personal liability on Stockpoint, its successors and assigns and each of the former, current and future shareholders, directors, officers, employees, agents, attorneys, trustees and representatives, their respective heirs, legal representatives, successors and assigns, of Stockpoint, for any and all claims, counterclaims, demands, liens, agreements, contracts, covenants, suits, actions, causes of action, obligations, controversies, debts, compensation, losses, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind, type, nature, character or description, in law, equity or otherwise, whether now known or unknown, contingent or vested, liquidated or unliquidated, suspected or unsuspected, and whether or not sealed or hidden, which have existed, or which do exist as of the date hereof, or which may now or hereafter exist, pertaining to or arising out of the Obligations (including, without limitation, the Notes and Stockpoint's reimbursement obligations under the Letter of Credit); provided, however, that (i) the Obligations are not canceled, discharged or deemed paid hereby, (ii) each of Northern and ISBT reserves the right to implead Stockpoint in any action in which a claim is made against either of Northern or ISBT; moreover, each of Northern and ISBT reserves its rights to contribution and indemnity in any action in which either is a party, and (iii) if any court of competent jurisdiction shall at any time determine that any payment or other transfer made pursuant to or in connection with the Obligations constitutes a fraudulent transfer or preference under applicable law or otherwise, or shall otherwise avoid such transfer, and shall require, whether by order, judgment, declaration or otherwise, either of Northern or ISBT or any designee thereof to reconvey any such transfer or any material part thereof, or to pay an amount, representing the value of all or any material part thereof, to Stockpoint or to any trustee, receiver of custodian for any thereof, then, any rule of law or equity or agreement of the parties to the contrary notwithstanding, immediately and without any notice or action by either Northern or ISBT or any designee thereof or any other party, this Covenant Not to Sue and each and every other relief, indulgence or relinquishment of rights by Northern and/or ISBT set forth in this Section A shall be void ab initio, and each of Northern and ISBT shall be entitled to enforce its rights with respect to the Obligations, including without limitation, its rights and claims under and in connection with the Notes and the Letter of Credit, all as if this Covenant Not to Sue had never been executed and delivered (except that any pertinent statute of limitations shall be deemed to have been tolled during the period from the date of the execution and delivery of this Covenant Not to Sue to and through the date that is 30 days after any such avoidance determination becomes final and nonapplicable).

14.16 SECTION No Release of Third Parties. In executing and delivering this Covenant Not to Sue, each of Northern and ISBT does not hereby release or discharge in any manner whatsoever any other person or entity (including, in particular, Robert Staib) which is or may be liable to it in respect to any matter relating directly or indirectly to the aforementioned claims, and each of Northern and ISBT hereby expressly reserves all of its claims, rights, powers, and remedies against all such other persons and entities (including, in particular, Robert Staib).

14.17 SECTION Binding Effect. This Covenant Not to Sue shall be binding upon the successors and assigns of Northern and ISBT and shall inure to the benefit of the heirs, legal representatives, successors and assigns of Stockpoint. Consistent with Section B hereof, there are no intended third party beneficiaries of this Covenant Not to Sue.

14.18 SECTION Execution in Counterparts. This Covenant Not to Sue may be executed in any number of counterparts each of which shall be deemed an original and all of which shall be deemed for all purposes, one agreement.

14.19 SECTION Choice of Law. To the extent not governed by federal law, this Covenant Not to Sue shall be deemed to be a contract made under the laws of the State of Illinois ad for all purposes shall be governed by and construed in accordance with the laws of that state (except the choice of law rules thereof) in all respects, including, without limitation, mattes of construction, validity and performance.

14.20    SECTION   No Amendment.  This Covenant Not to Sue may not be amended, modified, altered or waived.


      Dated:             , 2000
            -------------

THE NORTHERN TRUST COMPANY                 IOWA STATE BANK & TRUST


By:                                        By:
   ---------------------------------          ----------------------------------
      Its:                                 Its:
          --------------------------           ---------------------------------

Agreed to and Accepted this
day of      , 200 .


By:      STOCKPOINT, INC., formerly known
          as Neural Applications Corporation

By:
    -------------------------------
         Its:
              -------------------------

                                    EXHIBIT B

                                 FORM OF RELEASE

         This Release is from Stockpoint, Inc., formerly known as Neural Applications Corporation, a Delaware corporation ("Stockpoint"), to and in favor of The Northern Trust Company, an Illinois banking corporation ("Northern") and Iowa State Bank & Trust ("ISBT").

                              W I T N E S S E T H:

         WHEREAS, Stockpoint, Northern and ISBT have entered into a certain Restructuring Agreement, dated as of November __, 1999 (the "Restructuring Agreement"); and

         WHEREAS, under the Restructuring Agreement, Stockpoint agreed, upon the satisfaction of the conditions of Section 8.1 thereof, to release each of Northern and ISBT from any claim pertaining to or in any other manner relating to the Obligations (including, without limitation, the Notes and the Letters of Credit) (all such terms are defined in the Restructuring Agreement and used herein with the same meaning), Stockpoint or its business operations, or Robert Staib;

         NOW, THEREFORE, Stockpoint does hereby agree as follows:

14.21 SECTION Release. In consideration of Northern and ISBT entering into the Restructuring Agreement, and for other consideration, Stockpoint, for itself and its legal representatives, subsidiaries, affiliates, successors and assigns, hereby knowingly and voluntarily, absolutely, finally and forever releases, acquits and discharges each of Northern and ISBT, their successors and assigns, and each of their respective former, current, and future affiliated corporations (including parents and subsidiaries) and their respective successors and assigns and each of the former, current and future shareholders, directors, officers, employees, agents, attorneys, trustees and representatives, their respective heirs, legal representatives, successors and assigns, of each of Northern and ISBT (collectively, the "Released Parties"), from any and all claims counterclaims, demands, liens, agreements, contracts, covenants, suits, actions, causes of action, obligations, controversies, debts, compensation, losses, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind, type, nature, character or description, in law, equity or otherwise, whether now known or unknown, contingent or vested, liquidated or unliquidated, suspected or unsuspected, and whether or not sealed or hidden, which have existed, or which do exist as of the date hereof, or which may now or hereafter exist, pertaining to, arising out of, or in any manner relating to the Obligations (including, without limitation, the Notes and the Letters of Credit), Stockpoint generally (including its business operations), or Robert Staib.

14.22 SECTION Unwind Provision. Northern and ISBT each has this date executed a Covenant Not to Sue in favor of Stockpoint. If such Covenant Not to Sue is determined to be void ab initio, and if, as a matter of applicable law, this Release shall be void ab initio as a result thereof, then Stockpoint shall be entitled to enforce its rights, if any, as though the Release had not been executed.

14.23 SECTION Certain Representations and Warranties. Stockpoint represents and warrants that (i) it has had the opportunity to obtain advice of counsel of its own choosing in the negotiations for and preparation of this Release, that its authorized officers have read this Release, that its authorized officers have had this Release fully explained to them on behalf of Stockpoint by such counsel (if consulted) and that it (through its authorized officers) is fully aware of its contents and legal effects, and (ii) except as herein provided, it has not assigned any claims, counterclaims, demands, liens, agreements, contracts, covenants, suits, actions, causes of action, obligations, controversies, debts, compensation, losses, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities that are the subject matter of this Release to any other person or entity.

14.24 SECTION Binding Effect. This Release shall be binding upon the heirs, legal representatives, successors and assigns of Stockpoint and shall inure to the benefit of the Released Parties (including, without limitation, each of Northern and ISBT and their respective successors and assigns).

14.25 SECTION Execution in Counterparts. This Release may be executed in any number of counterparts each of which shall be deemed an original and all of which shall be deemed for all purposes, one agreement.

14.26 SECTION Choice of Law. To the extent not governed by federal law, this Release shall be deemed to be a contract made under the laws of the State of Illinois and for all purposes shall be governed by and construed in accordance with the laws of that state (except the choice of law rules thereof) in all respects, including, without limitation, matters of construction, validity and performance.

14.27    SECTION   No Amendment.  This Release may not be amended, modified,
altered and waived.


         Dated:               , 200
                --------------     -
                                             STOCKPOINT, INC., formerly known as
                                             Neural Applications Corporation, a
                                             Delaware corporation


                                             By:
                                                 -------------------------------
                                                    Its:
                                                         -----------------------
Agreed to and Accepted this     day of 200
                            ----           -

By: THE NORTHERN TRUST COMPANY

         By:
             --------------------------------
                  Its:
                       --------------------------


By: IOWA STATE BANK & TRUST

         By:
             --------------------------------
                  Its:
                       --------------------------

                   EXHIBIT C - FORM OF COMPLIANCE CERTIFICATE
                             COMPLIANCE CERTIFICATE

To:      The Northern Trust Company, as Lead Bank under the
           Credit Agreement referred to below
         50 South LaSalle Street
         Chicago, Illinois 60675
         Attention:

         Reference is made to the Restructuring Agreement, dated as of November , 1999 (herein, as it may be amended, supplemented, restated or otherwise modified from time to time, called the "Restructuring Agreement"), among Stockpoint, Inc., formerly known as Neural Applications Corporation (the "Borrower"), the financial institutions parties thereto and The Northern Trust Company, as Lead Bank. Terms used but not otherwise defined herein are used herein as defined in the Restructuring Agreement.

         The Borrower hereby certifies, represents and warrants, as of the date hereof: (i) no Event of Default or Unnatural Event of Default has occurred and is continuing and (ii) the Borrower is in compliance with the financial restrictions set forth in Sections 10.5 and 10.11 of the Restructuring Agreement.

                                              Very truly yours,

                                              STOCKPOINT, INC.



                                               By:
                                                  ------------------------------
                                                     Its:
                                                         -----------------------